Exhibit 3.3(a)

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED BYLAWS OF WINC, INC.,

a Delaware corporation

The undersigned is the duly elected, qualified and acting Secretary of Winc, Inc., a Delaware corporation (the “Company”), and does hereby certify that, effective as of December 17, 2019, the board of directors and the stockholders of the Company have each approved an amendment to the Amended and Restated Bylaws of Club W, Inc., dated as of April 23, 2014, as amended by the First Amendment to the Amended and Restated Bylaws of Club W, Inc., dated as of June 10, 2015 (as amended, the “Bylaws”), whereby the first sentence of Section 2.2 of Article II of the Bylaws was amended and restated in its entirety to read as follows:

“The number of directors shall be seven (7).”

Except as specifically set forth in this certificate, the provisions of the Bylaws shall continue in effect without change.

IN WITNESS WHEREOF, the undersigned Secretary of the Company has executed this certificate as of the date set forth below.

Date:	12/17/2019	/s/ Matt Thelen
Matt Thelen
Secretary
Winc, Inc.